    Exhibit 10.1
SECOND AMENDED AND RESTATED EXPENSE SUPPORT AND
CONDITIONAL REIMBURSEMENT AGREEMENT

This Second Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made February 2, 2022, by and between Hancock Park Corporate Income, Inc. (the “Company”) and OFS Capital Management, LLC (the “Advisor”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor is the Company’s investment advisor; and

WHEREAS, the Company and the Advisor previously entered into the Expense Support and Conditional Reimbursement Agreement dated July 15, 2016 (the “Original ESA”) pursuant to which the Advisor agreed to make certain payments (the “Original ESA Payments”) to the Company to ensure that no portion of distributions made to the Company’s shareholders will be paid from offering proceeds or borrowings of the Company; and

WHEREAS, the Original ESA was amended and restated pursuant to the terms of the Amended and Restated Expense Support Agreement, dated August 3, 2020 (the “Prior ESA”), by and among the Company, the Advisor and CIM Capital IC Management, LLC (“CIM Capital”); and

WHEREAS, CIM Capital formerly served as the Company’s sub-adviser; and

WHEREAS, pursuant to the Prior ESA, CIM Capital agreed to make certain payments (the “Prior ESA Payments”) to the Company to ensure that no portion of distributions made to the Company’s shareholders will be paid from offering proceeds or borrowings of the Company; and

WHEREAS, the Company, the Advisor and CIM Capital have determined that it is appropriate and in the best interests of the Company to amend and restate the Prior ESA and that such amendment shall be effective as of the date hereof (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree to amend and restate the Prior ESA as follows:

1.                                                              Expense Payments to the Company

(a)                                               Commencing on the Effective Date, on a quarterly basis, the Advisor shall reimburse the Company for Operating Expenses (as defined in Section 2(c)) in an amount equal to the difference between the Company’s cumulative distributions paid to the Company’s shareholders in each quarter less Available Operating Funds (defined below) recognized by the Company on account of its investment portfolio during such quarter.  Any payments required to be made by the Advisor pursuant to the preceding sentence shall be referred to herein as an “Expense Payment” and together with any Original ESA Payments and Prior ESA Payments, as an “ESA Payment.”

(b)                                               The obligation of the Advisor or its affiliates to make an Expense Payment shall automatically become a liability of the Advisor or its affiliates, as applicable, and the right to such Expense Payment shall be an asset of the Company on the last business day of the applicable quarter. The Expense Payment for any quarter shall be paid by the Advisor or its affiliates to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to the Advisor or its affiliates on the same day that the Company pays amounts due from the Company to the Advisor or its affiliates.

(c)                                                For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income and estimated current investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s cumulative realized taxable net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of preferred and common equity investments in portfolio companies, if any (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

2.                                                              Reimbursement of Expense Payments by the Company

(a)                                               Following any quarter in which Available Operating Funds exceed the cumulative distributions paid by the Company in respect of such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, in accordance with Sections 2(b), 2(c) and 2(d), as applicable, to the Advisor until such time as all ESA Payments made within three years prior to the last business day of such quarter have been reimbursed.  For the avoidance of doubt, such Excess Operating Funds shall be paid to the Advisor regardless of whether the corresponding ESA Payment was an Original ESA Payment or an Expense Payment made by the Advisor or a Prior ESA Payment made by CIM Capital or its affiliates. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment”.

(b)                                               Subject to Sections 2(c) and 2(d), as applicable, the amount of the Reimbursement Payment for any quarter shall equal the lesser of (i) the Excess Operating Funds in respect of such quarter and (ii) the aggregate amount of all ESA Payments made by the Advisor or CIM Capital, as applicable, to the Company within three years prior to the last business day of such quarter that have not been previously reimbursed by the Company.

(c)                                                Notwithstanding anything to the contrary in this Agreement, the amount of the Reimbursement Payment for any quarter shall be reduced to the extent that such Reimbursement Payment, together with all other Reimbursement Payments paid during that fiscal year, would cause Other Operating Expenses (as defined below) (on an annualized basis and net of any ESA Payments received by the Company during such fiscal year) to exceed the percentage of the Company’s average net assets attributable to the Company’s common shares of beneficial interest represented by Other Operating Expenses during the fiscal year in which such ESA Payment was made (provided, however, that this clause shall not apply to any Reimbursement Payment which relates to an ESA Payment made during the same fiscal year).  For purposes of this Agreement, “ Other Operating Expenses” means the Company’s total Operating Expenses (as defined below), excluding base management fees, incentive fees, organization and offering expenses, distribution and shareholder servicing fees, financing fees and costs, interest expense, brokerage commissions, the impact of any expense limitation agreements, and extraordinary expenses.  “Operating Expenses” means all of the Company’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Company’s financial statements.

(d)                                               Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any quarter shall be made if (i) the Operating Expense Ratio at the time of reimbursement, after taking into account the reimbursement payment under this Agreement, is higher than the Operating Expense Ratio at the time that the corresponding expense support liability was incurred, or (ii) the Effective Rate of Distributions Per Share declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the ESA Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, (x) “Operating Expense Ratio” means all Other Operating Expenses borne by the Company as a percentage of net assets and (y) “Effective Rate of Distributions Per Share” means the annualized rate of regular cash distributions per share exclusive of return of capital and distribution rate reduction due to distribution and shareholder fees, if any.

(e)                                                The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of the Advisor on the last business day of the applicable quarter. The Reimbursement Payment for any quarter shall be paid by the Company to the Advisor in any combination of cash or other immediately available funds as promptly as possible following such quarter. Any Reimbursement Payment shall be deemed to have reimbursed the Advisor for ESA Payments in chronological order beginning with the oldest ESA Payment eligible for reimbursement under this Section 2.  The Company’s Audit Committee shall review the basis and determination of Reimbursement Payments on a quarterly basis.

(f) ESA Payments shall be eligible for reimbursement until such time as they have reached an age of three years.

3.                                                              Termination and Survival

(a)                                               This Agreement shall become effective as of the Effective Date.

(b)                                               This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisor at any time, with or without notice.

(c)                                            Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

4.                                                              Miscellaneous

(a)                                               The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)                                               This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)                                                Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Charter or Bylaws.

(d)                                               If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)                                                The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(f)                                                 This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HANCOCK PARK CORPORATE INCOME, INC.

By:	/s/ Jeffrey A. Cerny
	Name:	Jeffrey A. Cerny
	Title:	Chief Financial Officer

OFS CAPITAL MANAGEMENT, LLC
By:	/s/ Tod K. Reichert
	Name:	Tod K. Reichert
	Title:	Managing Director

Agreed and Accepted:
CIM CAPITAL IC MANAGEMENT, LLC

By: /s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signature Page to Second Amended and Restated Expense Support and Conditional Reimbursement Agreement]